UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☐    Definitive Proxy Statement
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REYNOLDS CONSUMER PRODUCTS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Proxy Statement Supplement Dated April 9, 2026
to the Proxy Statement Dated March 18, 2026 for the
Annual Meeting of Stockholders to be held on April 29, 2026

Reynolds Consumer Products Inc.
1900 W. Field Court
Lake Forest, IL 60045

The information below supplements the proxy statement of Reynolds Consumer Products Inc. (the “Company”) for its 2026 Annual Meeting of Stockholders to be held on April 29, 2026 (the “2026 Annual Meeting”), which was furnished to stockholders beginning on March 18, 2026 (the “Proxy Statement”). We are filing this proxy statement supplement (the “Supplement”) solely to correct a clerical error in the biographical information for Mr. Stangl, one of the director nominees.

Except as described in this Supplement, this Supplement does not otherwise modify or update any other disclosures in the Proxy Statement and the information disclosed in the Proxy Statement continues to apply. To the extent that information in this Supplement differs from information disclosed in the Proxy Statement, the information in this Supplement applies. From and after the date of this Supplement, any references to the “Proxy Statement” shall be deemed to include the Proxy Statement as amended by this Supplement.

The following table and biographical information from the Proxy Statement are updated as follows:

DIRECTOR NOMINEES AND CONTINUING DIRECTORS

Director	Age(1)	Director Since	Principal Occupation	Independent	Audit Committee	CNG Committee
Greg Cole	62	2019	Senior Executive, Rank			Chair
Helen Golding	63	2019	Group Legal Counsel, Rank			✓
Marla Gottschalk	65	2020	Former Chief Executive Officer, The Pampered Chef	✓	Chair
Duncan Hawkesby	51	2025	Managing Director, Hawkesby Management Limited
Scott Huckins	59	2025	Chief Executive Officer, Reynolds Consumer Products
Allen Hugli	63	2021	Chief Financial Officer, Rank
Christine Montenegro McGrath	60	2023	Senior Vice President and Chief Impact & Sustainability Officer, Mondelez International	✓	✓
Rolf Stangl(2)	54	2024	Non-Executive Member, The Family Office Co.	✓		✓
Ann Ziegler	67	2020	Former Senior Vice President and Chief Financial Officer, CDW Corporation	✓	✓

(1)As of March 2, 2026
(2)Chair of the Board

Director Nominee Rolf Stangl Biographical Information

Rolf Stangl

Age: 54
Director Since: September 2024
Non-Executive Chair of the Board Since: September 2024
Class III
Committees:
•Compensation, Nominating and Corporate Governance Committee

Mr. Stangl is a non-executive member of The Family Office Co., since May 2025, an independent wealth management firm. Previously, Mr. Stangl served as an independent member of the Board of Directors of Pactiv Evergreen Inc. from September 2020 to April 2025, during which time he served on the Audit Committee, Compensation Committee and Nominating Committee. From January 2022 to June 2025, Mr. Stangl was a Senior Advisor to Apollo Global Management Inc. From January 2022 to July 2025, he was a member of the Board of Directors of Reno de Medici S.p.A. (Milan), and from October 2022 to June 2025 he was a member of the Board of Directors of Ingenico Terminals SAS (Paris), both Apollo portfolio companies. From January 2023 to March 2023, he also served as interim Co-CEO of Ingenico Terminals SAS. Mr. Stangl previously served as CEO of SIG Group AG, a global provider of packaging solutions, stock listed in Switzerland, from 2008 to December 2020. Before becoming CEO of SIG in 2008, Mr. Stangl held a number of positions within SIG, including Head of Corporate Development and M&A, Chief Executive Officer of SIG Beverage (a division subsequently divested) and Chief Market Officer. Previously, he was an Investment Director for small and mid-cap buyouts at a family office in the United Kingdom and a Senior Consultant with Roland Berger Strategy Consultants in Germany.

Mr. Stangl received a Bachelor of Business Administration from the École Supérieure de Commerce de Reims and the European School of Business at Reutlingen.

Mr. Stangl brings to the Board broad experience with business issues applicable to the success of a publicly traded company, including a controlled company, and his extensive experience holding senior leadership positions with global companies.

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If you have already voted and do not wish to change your vote, you do not need to do anything. Your votes will be tabulated as you previously instructed. You may revoke your proxy or change your vote by following the procedures described in the Proxy Statement. If you have not already voted, you may do so by following the procedures described in the Proxy Statement. We urge stockholders to vote prior to the 2026 Annual Meeting by one of the methods described in the Proxy Statement.

This Supplement has been filed with the Securities and Exchange Commission and is available, along with the Proxy Statement and the Company’s 2025 Annual Report to Stockholders, at www.proxyvote.com. We will furnish a copy of this Supplement to any stockholder by mail and upon request to the Corporate Secretary, 1900 W. Field Court, Lake Forest, IL 60045.